Exhibit 10.13

Compaq Computer Corporation / Smart Modular Technologies, Inc.	Rev 1.0
Corporate Purchase Agreement	Contract No. 2171-080101

Compaq Computer Corporation &
Smart Modular Technologies, Inc.
Corporate Purchase Agreement
     This Corporate Purchase Agreement (this “Agreement”) is made and entered into as of the 1st day of May 2001 by Compaq Computer Corporation, a Delaware corporation (“Compaq”), and by Smart Modular Technologies, Inc., a California Corporation (“Smart Modular”) with its principal place of business as 4305 Cushing Parkway, Fremont, CA 94538 and Subsidiaries as identified in Exhibit A.
WHEREAS, Compaq desires to purchase memory, memory modules, and memory kits from Smart Modular as defined herein;
WHEREAS, Compaq desires for Smart Modular to assemble, kit and deliver high quality, low cost memory modules and options to Compaq and to Compaq customers for same business day and next business day delivery;
WHEREAS, Smart Modular is willing to sell memory modules and memory kits to Compaq and provide for assembly, kitting and delivery of memory kits, as defined herein;
NOW THEREFORE, For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Compaq and Smart Modular hereby agree as follows:
1. DEFINITIONS
1.1. In addition to terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings given thereto in Annex 1 hereto.
2. PRODUCT PURCHASES
2.1. The terms and conditions contained in this Agreement shall govern the purchase and sale of product (the “Product”) listed in a product schedule (the “Product Schedule”) entered into from time to time by Compaq and Smart Modular, which schedule shall be substantially in the form of Exhibit B.
2.2. This Agreement is not a requirements contract and does not obligate Compaq to purchase any minimum quantity of Product but only establishes the terms and conditions for such purchases if, as and when Compaq submits orders in accordance with this Agreement.
2.3. In the event that Compaq begins using an additional supplier to support the Memory Options program, Compaq will provide written notice to Smart Modular 60 calendar days prior to the addition of a supplier.
3. ORDERS
3.1. Upon execution of this Agreement, Smart Modular agrees that it shall be fully capable of processing all Orders through Compaq’s system for Electronic Data Interchange (“EDI”).
3.2. Compaq may purchase Products by issuing to Smart Modular written purchase orders (“Written Orders”) or purchase orders by electronic data interchange (“EDI Orders”); collectively, Written Orders and EDI Orders are referred to herein as “Order” or “Orders”. Orders shall set forth the following items: quantity, price, ship-to location, shipping date, delivery date, part number and revision level. Smart Modular shall accept any Order that materially conforms with the terms of this Agreement.

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Corporate Purchase Agreement	Contract No. 2171-080101

3.3. If Compaq issues a Written Order, Smart Modular shall use commercially reasonable efforts to send written confirmation of such acceptance within two (2) business days after Smart Modular’s receipt of a Written Order from Compaq.
3.4. If Compaq issues an EDI Order, Smart Modular shall electronically acknowledge receipt of the EDI Order which shall be confirmed by a Functional 997 (same information as covered in EDI 855) issued from Smart Modular’s mailbox upon receipt of the EDI Older, or by an EDI Order Verify signal sent no later than 3 hours after receipt of the EDI Order.
3.5. “Verify”, or “Verification”, as used herein shall mean Smart Modular’s determination of successful receipt, from electronic mailbox, of all necessary Order information and requirements (e.g., quantity, price, ship-to location, shipping date, delivery dates, part number, and revision level), and “notification to Compaq, of both the receipt of the EDI Order from Compaq and any discrepancies relating to the readability of such EDI Order. Smart Modular shall electronically verify receipt of an Order as per Table 1: Verify. EDI Order issued on a non-Business Day shall be “verified” on the next Business Day by 11:00AM.
Table 1: Verify

Functional 997 sent by Smart Modular mailbox	Verify report sent to Compaq by
12:00AM to 8:00AM	11:00 AM
8:01 AM to 2:00 PM	7:00 PM
2:01 PM to 11:59 PM	11:00 AM Next Business Day
3.6 Smart Modular shall be conclusively presumed to have accepted all EDI Orders issued by Compaq that Smart Modular has confirmed by a Functional 997, unless Compaq is notified specifically, that Smart Modular has not accepted a particular EDI Order. Such notification by Smart Modular must take place within fourteen (14) hours from Smart Modular’s Verification of Compaq’s EDI Order transmission.
3.7 All EDI Orders, Verifications, and EDI Acknowledgments (collectively, “EDI Transmissions”) and other related data electronically transmitted shall (i) reference and be subject to the terms and conditions of this Agreement, and (ii) contain information in a specified format in accordance with Compaq’s policies, specifications and procedures regarding electronic data interchange information.
3.8 No additional or different provisions proposed by either party hereto in any oral, written or electronic data interchange acceptance, Written Order, EDI Order, confirmation, verification or acknowledgment shall apply unless expressly agreed to in writing by the other party. Smart Modular and Compaq hereby give notice of their objection to any additional or different terms.
3.9 Smart Modular agrees that all of Compaq’s Affiliates, wherever located, shall be entitled to make purchases under this Agreement.
4. TERM OF AGREEMENT
4.1. The term of this Agreement shall be three (3) years, commencing on the dale of this Agreement (the “Effective Date”). This Agreement will be automatically renewed at the conclusion of the initial 3 year period for a 12 month period unless one of the parties notifies the other party not less than 180 calendar days prior to the end of such 1 year period that it does not intend to renew this Agreement. Such automatic renewal provision shall apply at the end of each successive 12 month period unless either party indicates, in

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accordance with the 180 calendar day notice provision described in the preceding sentence, that renewal is not intended. This Agreement may terminate prior to the aforementioned stated term under the circumstances set forth in Section 15. Notwithstanding the foregoing, this Agreement shall remain in full force and effect and shall be applicable to any Order issued by Compaq and received by Smart Modular during the term of this Agreement until all obligations under such Order have been fulfilled.
5. PRICING
5.1. The prices for the Products, including memory components, memory module assembly, kitting material and kitting services, shall be established from time to time by the parties executing and delivering a pricing schedule in the form set forth as Exhibit B (the “Pricing Schedule”). The Product prices (the “Prices”) set forth in any Pricing Schedule shall be fixed for the period set forth therein.
5.2 Smart Modular will use commercially reasonable efforts to purchase memory components based on supplier share as designated by Compaq. Compaq will update the price/allocation matrix as contract- pricing changes occur.
5.3 The Prices shall include all inbound costs to Smart Modular direct, indirect and incidental charges relating to the sale of the Product to Compaq including, without limitation, packaging and kitting, in-bound freight shipping charges, forwarding agent and brokerage fees, insurance costs, document fees, and duties, and any and all sales, use, excise and similar taxes, provided that all such charges for semiconductor memory devices shall be included in the Compaq Contract Price, other than value added taxes. All Product sold hereunder shall be shipped to Compaq Ex-Works upon delivery to a common carrier. Each month and based upon each Product’s sale during the previous month from Smart Modular to Compaq, Smart Modular shall charge through a separate invoice, and Compaq shall pay, the applicable sale, use and/or value added taxes arising out of said Product sales.
5.4 Smart Modular must receive written authorization from Compaq prior to all spot market transactions that exceed the percentage of Spot Market purchases targeted at 30% Compaq Approved Spot Market Supplier and 70% Compaq Contract Suppliers. Spot market transactions by Smart Modular will follow the terms and conditions outlined within Exhibit B.
5.5 Smart Modular is responsible for monitoring and determining the inventory levels which will allow Smart Modular to reach the On-Time-Delivery requirements of this Agreement.
5.6 Compaq shall determine the weighted average price based on Compaq negotiated pricing, Compaq supplier market share commitments and supplier commitments to the Compaq forecast. It shall be Smart Modular’s responsibility to inform Compaq when the supplier is unable to deliver to the commitments. Compaq will use commercially reasonable efforts to ensure that the supplier can meet the commitments. In the event that product can not be obtained to the allocation, Smart Modular shall use commercially reasonable efforts to obtain supply from the other Compaq Contract Suppliers.
5.7 Smart Modular acknowledges that Compaq’s agreement to purchase Product for incorporation into Compaq’s computer systems represents a valuable and substantial endorsement of Smart Modular’s Products. In addition, Smart Modular acknowledges that Compaq’s (i) engineering expertise, (ii) early requirements input, (iii) architectural contributions, evaluation and testing of prototypes and samples and subsequent feedback to Smart Modular of the results regarding test results, (iv) integration and product compatibility testing; (v) warehouse that increase Smart Modular’s efficiency, and (vi) marketing and promotional activities provide substantial value to Smart Modular. In consideration of the value and benefit that Smart Modular receives from Compaq, including, but not limited to, those set forth above, and the potential substantial quantities to be purchased by Compaq, Smart Modular represents that the maximum Effective Price, as defined below, charged to Compaq for Products will be the lowest price offered by Smart Modular with terms no less favorable than accorded by Smart Modular to any of its other customers in each case for equivalent products manufactured by Smart Modular under similar

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circumstances, regardless of the quantities that Compaq actually purchases. This Section 5.9 shall apply to all Products purchased and services provided by Compaq hereunder, including but not limited to all memory modules, memory option kitting and DRAM’s, as identified in Exhibit B.
5.8 N/A.
5.9 Smart Modular shall use its best efforts to maintain a vigorous cost reduction program and to ensure that the Prices and terms set forth in this Agreement and Exhibit B hereunder are aggressive and competitive at all times. If Compaq does not consider the quoted pricing and terms to be aggressive and competitive, Compaq shall have the right, at any time and from time to time, to request an immediate meeting with Smart Modular, and Smart Modular shall use its best efforts to amend the quoted pricing and terms to comply with Section 5.11 by entering into a new Pricing Schedule (if required).
5.10 Compaq may, upon reasonable written notice to Smart Modular, appoint an independent auditor to review Smart Modular’s records to determine if Compaq is receiving pricing as agreed to hereunder and that Smart Modular is complying with the terms of this Agreement. Smart Modular shall allow such independent auditor access to all applicable records of Smart Modular for the purpose of conducting such audit. The independent auditor shall only report to Compaq whether Smart Modular is complying with the terms of this Agreement.
5.11 In the event that Smart Modular provides Effective Prices and/or terms for Product to any one or more of its customers, which results in Compaq’s Effective Price exceeding the maximum Effective Price to Compaq as defined above, Compaq shall be entitled to a price reduction and/or amendment retroactive to the date such Effective Prices are/or terms were made available to such other customers. Thereafter, Compaq shall be entitled to such lower Effective Price from that date forward. For purposes of this Agreement, Effective Price shall mean Smart Modular’s purchase order price to its customer minus any and all rebates of any kind, performance based incentives, allowances, and/or other special considerations applicable to such customer.
5.12 Smart Modular agrees that Compaq will be in a preferred position relative to any of its other customers with respect to allocation of Products, resources and support.
6. EXCLUSIVITY AND MANUFACTURING RIGHTS
6.1 Compaq may, from time to time, engage Smart Modular in the design and manufacture of Compaq unique memory modules. Compaq unique memory modules will be separately identified in Exhibit B (Pricing), Exhibit C (Specifications) of the Corporate Purchase Agreement and may include unique terms and conditions regarding their purchase. All unique terms and conditions will be negotiated during Compaq’s and Smart Modular’s regular negotiations sessions and incorporated into the Exhibits. Compaq and Smart Modular further agree that Compaq is hereby granted exclusive use of Compaq unique memory module designs, whether created by Compaq or Smart Modular, for all Products purchased by Compaq, as defined in Exhibits B, C and D hereunder; provided that Compaq notifies Smart Modular in writing which modules it considers to be Compaq unique memory modules prior to the design of such modules.
6.2 SMART Modular shall maintain adequate manufacturing, test and fulfillment capacity to meet the needs of this program.
6.3. Factory loading of greater than 70% of the theoretical limits for more than thirty (30) days in any consecutive ninety (90) calendar day period, shall be defined as insufficient capacity. The theoretical manufacturing capacity limit shall be established as three (3) eight hour shifts per day operating six (6) days per week in Smart’s Compaq qualified manufacturing operations.
6.4 If Compaq determines pursuant to Sections 6.2 and 6.3 that Smart Modular lacks sufficient production capacity to meet Compaq’s forecast production requirements, Smart Modular Shall provide

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Compaq the information required to manufacture and/or to have manufactured the Product, including but not limited to Smart Modular’s then current drawings, bills of material, Gerber files, and vendor lists, and Smart Modular agrees to provide to Compaq the support and information required by Compaq to manufacture or to have manufactured such product, including authorization to purchase any necessary proprietary components from Smart Modular’s suppliers.
6.5 Upon Compaq’s determination pursuant to Sections 6.2, 6.3 and 6.4, Smart Modular will also provide to Compaq, at Compaq’s request and on a commercially reasonable basis, telephone and on-site personnel support as Compaq may request from Smart Modular to assist and enable Compaq to manufacture or to have manufactured such Product in commercial quantities.
6.6 Compaq is hereby granted a license under trade secrets and patents to access and to use all of Smart Modular’s drawings, bills of material, and suppliers to make or to have made Products and to create improvements. Compaq shall be prohibited from exercising such grant except in the event that (i) Smart Modular merges into or is acquired by any third party and materially becomes unable to meet Compaq’s demand for Product as required by this Agreement, and/or (ii) Smart Modular is acquired by a Compaq competitor, and/or (iii) Smart Modular enters into business proceedings including, going out of business, filing for bankruptcy or reorganization, or going into receivership. Smart Modular agrees that the presentation of this Agreement by Compaq to Smart Modular’s successors and assigns shall be sufficient for such successors and assigns to make Smart Modular drawings, bills of material, and vendor lists accessible to Compaq.
6.7 N/A.
7. SHIPMENT AND DELIVERY
7.1. Smart Modular shall ship Product to Compaq, its Affiliates, and/or to Compaq’s authorized resellers on the date (the “On-dock Date”) and to the location (the “Specified Location”) specified in the related Order. Smart Modular shall ship all Orders complete, unless authorized by Compaq to ship a partial order. Smart Modular and Compaq agree to the terms in Table 3A: EMEA Options On-Time Shipment Metrics and Table 3B: North America Options On-Time Shipment Metrics to establish Smart Modular’s performance against this term.
Table 3A: North America, EMEA & APD Options On-Time Shipment Metrics

On-Time Shipment Metric
Shipment	Desktop (1 & 2), Video,	On-Time Shipment Metric
Period	Portables	Servers	Comment:
Effective May 1, 2001	95% On-Time to 1 Working Day Metric	95% On Time to 2 Working Days Metric	Specialty SKUs such as modules requiring stacking will be assigned lead-times as agreed upon by both parties
7.2. Smart Modular should use commercially reasonable efforts to ship Orders on a First In First Out (FIFO) basis by ship date. In the event that Smart Modular fails to ship an Order based on the On-Time Shipment Metrics, then that Order should be shipped prior to shipping new Orders of the same part number.
7.3. The failure of Smart Modular to meet the On-Time Shipment Metrics over a calendar quarter, provided that the Orders received are in compliance with the terms, conditions and lead times of this Agreement, shall constitute a material breach of this Agreement. Smart Modular shall notify Compaq in writing immediately if Smart Modular has knowledge of any event which is reasonably likely to delay any agreed ship date or shipment plan.

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Corporate Purchase Agreement	Contract No. 2171-080101

7.4. Title shall pass to Compaq on Smart Modular’s outgoing shipping dock. All Product sold hereunder shall be shipped from Smart Ex-Works upon delivery by Smart to a Compaq-approved carrier. Compaq will identify primary and alternate approved common carriers and Smart agrees to use only Compaq approved carriers.
7.5. If Smart Modular delivers Product more than two business days in advance of the On-dock Date then, Compaq may, at its option, either (i) return such Product to Smart Modular at Smart Modular’s risk and expense, including but not limited to any transportation, import, or export related expenses or duties, (in which case Smart Modular, at its expense, shall redeliver such Product to Compaq on the correct On- dock Date therefor) or (ii) retain such Product and make payment on the date payment would have been due based on the correct On-dock Date therefor.
7.6. Changes to shipping and/or delivery dates may only be made by Compaq’s authorized purchasing representatives as designated in writing from time to time. Compaq may, without cost or liability, issue change orders for Product quantities and schedule dates in accordance with the flexibility agreement attached as Exhibit D (the “Memory Flexibility Agreement”) [Does not Exist - N/A]. If any change Order is made orally, Compaq shall provide an Order confirming such change within one (1) Business Day, and Smart Modular shall provide written confirmation of such change within one (1) Business Day of receiving Compaq’s confirming Order.
7.7. Compaq may measure Smart Modular’s On Time Delivery performance against commitments for the purpose of establishing Smart Modular’s rate of On Time Delivery, lead time and cycle time improvement against Compaq’s requirements. On Time Delivery shall mean delivery of scheduled Product no more than two (2) business days early and zero (0) business days late as measured on Compaq’s and/or Compaq’s reseller’s receiving dock.
7.8. In addition, Compaq may measure Smart Modular’s On-Time Order Receipt to Shipment Cycle Time as a function of the elapsed time between Smart Modular’s receipt of Compaq’s EDI 850 Order Release and Compaq’s receipt of Smart Modular’s EDI 856 Ship Notification. On-Time Shipping Performance Metrics are defined in Table 4: Desktop1, Desktop2, Portables, Server Products.
Table 4A: Desktop and Portable Products:

Compaq EDI 850 Order	Compaq EDI 850 Order	Smart EDI 856	Smart EDI 856 Ship
Transmit	Transmit Date	Ship Notice	Date
12:00 AM to 8:00 AM	Business Day 0	11:59 PM	Business Day I
8:0l AM to 2:00 PM	Business Day 0	11:59 PM	Business Day 1
2:01 PM to 11:59 PM	Business Day 0	11:59 PM	Business Day 2
Table 4B: Server Products:

Compaq EDI 850 Order	Compaq EDI 850 Order	Smart EDI 856	Smart EDI 856 Ship
Transmit	Transmit Date	Ship Notice	Date
12:00 AM to 8:00 AM	Business Day 0	11:59 PM	Business Day 2
8:0l AM to 2:00 PM	Business Day 0	11:59 PM	Business Day 2
2:01 PM to 11:59 PM	Business Day 0	11:59 PM	Business Day 3
7.9. Lead times for all Product ordered hereunder shall not exceed that listed in the Exhibit D — Memory Module Flexibility Agreement. Smart Modular shall provide status reports identified in Exhibit J on Smart Modular’s manufacturing cycle times.
7.10. Within twelve (12) months of the date in which Compaq receives Product, Compaq may request the return, at Compaq’s expense, of unused standard Product to Smart Modular for credit. Product may be returned and credited at a then negotiated price.
7.11. Smart Modular shall use commercially reasonable efforts to ship on the same business day for Orders of Desktop/Portable Product received prior to 8:00 AM at SMART’s supporting facility.

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8. PACKING, MARKING, AND SHIPPING INSTRUCTIONS
8.1. All product shall be prepared and packaged in accordance with Compaq’s Memory Option Kit packaging specifications and bills of materials. A sample Memory Option Kit packaging specification and bill of material is included in Exhibit C. Compaq, at its sole discretion, from time to time may alter packaging specifications. If Compaq’s alterations result in a material change in Smart Modular’s costs or on-time for performance, Smart Modular and Compaq shall negotiate in good faith such adjustments as the parties deem appropriate to address such changes.
8.2. Smart Modular shall mark, or cause to be marked, each shipping container to adequately show Compaq’s Order number, part number, revision level, lot number, and quantity contained therein, and appropriate country of origin marking. In addition, Smart Modular will conform to Compaq’s bar code specification which will be provided to Smart Modular. A packing list showing the Order number shall be included in each shipment. These data fields are identified in Compaq’s Bar Code Label Specification, Rev. K, in Exhibit C.
9. QUALITY
9.1. Smart Modular commits to use commercially reasonable efforts to provide defect free Product to Compaq. Smart Modular shall ensure that all Products conform to the specifications, drawings, samples, revision levels and other descriptions designated in the Product Schedule for such Product (the “Specifications”). The Specifications shall include any labeling requirements imposed by applicable law.
9.2. Compaq’s Approved Vendor List (AVL) shall only come from Compaq. Smart Modular may request an updated AVL at any time from Compaq. Smart Modular shall use Compaq’s AVL for all Memory Components to be used for Compaq unless a written waiver is provided from Compaq. Smart Modular shall use Compaq’s AVL for all Memory Modules to be used for Compaq unless a written waiver is provided from Compaq.
Example of Compaq AVL:
      **COMPAQ CONFIDENTIAL**
Date of report: January 1, 1997

Compatible Supplier Parts List for..
Compaq Part Number : XXXXXX Page: X
Part Description : DIMM, BUFF,XMxX,ECC,EDO.XOnS
Part Revision Level: X
Part Class Code : XXXX
Part Project Number: XXXXX
Supplier Part #

ABCABC-6 DEFDEF-6	ABC SUPPLIER DEF SUPLLIER	APPROVED DISAPPROV
9.3. Smart Modular and Compaq agree that a statistically significant 250 DPPM threshold, measured at the module level, will be used to trigger Supplier Corrective Action Requests (SCARS). Smart Modular shall report the outgoing module level DPPM as identified in Exhibit J to Compaq.
9.4 Smart Modular shall establish and/or maintain a Quality Manual acceptable to Compaq. Smart Modular’s Quality Manual is attached to this Agreement as Exhibit E (the “Quality Manual”) and shall not be amended without written notice to Compaq.
9.5 Upon reasonable notice, Compaq shall be entitled to visit and inspect Smart Modular’s facility sites during normal business hours and Smart Modular shall cooperate to facilitate such visits. Compaq’s

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inspections shall in no way relieve Smart Modular of its obligation to deliver conforming Product or waive Compaq’s right of inspection and acceptance at the time the Products are delivered.
9.6 At Compaq’s request, Smart Modular shall provide Compaq with relevant inspection, quality, and reliability data.
9.7 Smart Modular agrees to provide reports identified in Exhibit J.
10. CHANGE ORDERS
10.1. Compaq may from time to time change the Specifications for the Products, and Smart Modular shall use its best efforts to ensure that all Product complies therewith. If Compaq’s changes result in a material change in Smart Modular’s costs or on-time for performance, Smart Modular and Compaq shall negotiate in good faith such adjustments as the parties deem appropriate to address such changes. Any request by Smart Modular for any such adjustment must be made in writing to Compaq within ten (10) business days’ of Smart Modular’s receipt of Compaq’s notice of change in specifications.
10.2. Smart Modular agrees to advise Compaq of any changes to process, materials, or sources of supply and ensure that such changes do not compromise specifications, quality, reliability or availability of Products ordered by Compaq.
11. INSPECTION AND ACCEPTANCE
11.1. Products purchased or to be purchased pursuant to this Agreement shall be subject to inspection and test by Compaq, its Affiliates, and its authorized resellers including during the period of manufacture or development. Inspection may occur at Compaq, its Affiliate, or reseller locations as well as at Smart Modular’s facilities and/or those of Smart Modular’s subcontractors. Unless otherwise specified in the Order, final inspection and acceptance of Product by Compaq shall be at (i) Compaq’s facilities and/or (ii) those of Compaq’s authorized resellers. Compaq reserves the right to reject Product which does not conform to the Specifications or that contains any defect in material, workmanship or Smart Modular design (the “Defective Product”). Compaq may in accordance with Section 11.2 return Defective Product to Smart Modular, at Smart Modular’s expense, for corrective action, which corrective action shall include and be prioritized as follows: (i) Smart Modular shall first attempt to repair or replace said Defective Product, (ii) if repair or replacement is not possible, then Smart Modular shall credit Compaq for an amount equal to (a) the current Compaq contract price for said Defective Product, unless the defect arose from or was related to any DRAM component failure, which occurred inside the applicable DRAM supplier’s warranty period, or (b) the current Compaq contract price minus the current Compaq contract cost of the DRAM components contained in such Product for said Defective Product, if the defect arose from or was related to any DRAM component failure, which occurred outside the applicable DRAM supplier’s warranty period, (iii) exercise any other rights as Compaq may have at law or in equity that are consistent with the other provisions of this Agreement. Product required to be corrected or replaced shall be subject to the same inspection and acceptance provisions of this Agreement as Product originally delivered under any Order. Smart Modular shall reimburse Compaq for the costs of any reasonable inspection measures deemed necessary by Compaq.
11.2. If Compaq returns Defective Product to Smart Modular for correction or replacement, Smart Modular shall repair or replace same within ten (10) business days of receipt thereof. Smart Modular will issue a “Return Material Authorization” (“RMA”) within twenty four (24) hours of request to minimize field exposure associated with any suspect material, Prior to shipping any defective Product back to Smart Modular, Compaq shall use commercially reasonable efforts, including performing testing, to verify that said product is defective. Compaq will include a statement with each lot returned explaining the basis and reason for said Product’s return and including the appropriate RMA number.

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11.3. Smart Modular agrees to provide failure analysis of Defective Product within 5 business days after receipt thereof. Smart Modular will also provide Compaq with a written corrective action report addressing the steps that will he taken to eliminate the recurrence of the problem, and will use commercially best efforts to implement the actions addressed in such report.
11.4. If Product changes are necessary to correct Smart Modular design, material, or workmanship defects, Smart Modular shall bare the costs of correction. If Compaq incurs any direct costs associated with such corrections arising out of Compaq stock, reseller, and end user inventory purges and service costs, Smart Modular will reimburse Compaq for the direct costs incurred.
12. WARRANTY
12.1. Smart Modular hereby warrants to Compaq that Product purchased hereunder shall (i) vest in Compaq good and valid title to such Product free and clear of all liens, encumbrances, security interests, burdens and other claims and (ii) be free from infringements or violations described in Section 19.1. In addition, from the date of Compaq’s acceptance of Product delivered hereunder, Smart Modular hereby warrants to Compaq that such Product shall be free for the Product’s lifetime from defects in material (except for DRAM components), workmanship and Smart Modular design and be in conformity with the Specifications. The warranty for replaced or repaired Product will be the same as the original Product. With respect to defects arising out of or related to DRAM components, Smart Modular hereby warrants to Compaq that such Product shall be free from such defects for the warranty period granted directly to Smart Modular by each respective DRAM supplier or the warranty period granted indirectly to Smart Modular through Compaq by each respective DRAM supplier, as applicable. In the case of Epidemic Failure as defined by a statistically significant Compaq line fallout equal to 7,500 DPPM or a statistically significant Customer return rate equal to 5,000 DPPM, Smart Modular shall repair, replace or credit Compaq in accordance with the provisions of Section 11. Upon discovery of a defect in material, workmanship or Smart Modular design in any Product or the discovery of a Product that is not in compliance with the Specifications during the warranty period as provided above, Smart Modular shall repair, replace or credit Compaq in accordance with the provisions of Section 11.
12.2. Smart Modular warrants that there are no claims of infringement or violation of the type described in Section 18.1 with respect to the Product.
13. OUT OF WARRANTY REPAIRS
13.1. Smart Modular agrees to use commercially reasonable efforts to refurbish to a “like new” condition any Memory Module no longer covered by the express warranties set forth elsewhere in this Agreement (an “Out of Warranty Product”). Refurbishment prices shall be set at the time refurbishment is required and will not exceed 1.2X the then current material and conversion costs.
14. PAYMENT
14.1. Compaq shall make payment in full for the purchase price of all Product purchased hereunder (other than items disputed by Compaq in good faith) and received by Compaq on or before the 45th calendar day after the date of Smart Modular’s invoice; provided, Smart Modular’s invoice shall not be dated earlier man the shipment date of Product covered thereby. Payment of invoices shall not constitute acceptance of the Product.
14.2. Payment shall be made in U.S. dollars.
15. TERMINATION
15.1. Either parry (the “Non-Defaulting Party”) may terminate this Agreement and/or any Order issued hereunder at any time by written notice to the other party (the “Defaulting Party”) upon the occurrence of a

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Default by the Defaulting Party. In addition, Compaq may terminate this Agreement and/or any Order issued hereunder at any time for any reason upon giving 30 calendar days written notice of termination to Smart Modular. This Agreement shall terminate at the end of the notice period.
15.2. Upon termination by Smart Modular of this Agreement and/or any Order due to Compaq’s default or upon termination by Compaq for reasons other than Smart Modular’s Default, Compaq’s entire liability shall be to purchase the following, without duplication: (i) at the Order purchase price, all finished goods, and at Smart Modular’s cost all work in progress, and unique materials that have been purchased within reasonable lead times as identified in Exhibit B, and (ii) all Product that Compaq has received and had not previously paid for.
15.3. Upon termination by Compaq of this Agreement and/or any Order due to Smart Modular’s Default, (i) Compaq shall have the option to purchase any materials or work in progress which Smart Modular may have purchased or processed for the fulfillment of any Order at Smart Modular’s cost, (ii) Compaq shall have such additional remedies as may be available at law or in equity and that are consistent with the terms of this Agreement and (iii) Compaq shall have no obligation to Smart Modular other than payment of any balance due for Products delivered by Smart Modular before termination.
16. FORCE MAJEURE
16.1. Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by fire, flood, hurricane, tornado, earthquake, war, embargo, riot or an unforeseeable intervention of any government authority that causes a complete interruption of manufacturing operations, (“Force Majeure”), provided that the party suffering such delay immediately notifies the other party of the delay.
16.2. If, however, either party’s performance is delayed for reasons set forth above for a cumulative period of 30 calendar days or more, the other party, notwithstanding any other provision of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to the delayed party. In the event Smart Modular claims delay due to Force Majeure and Compaq elects to terminate this Agreement as provided herein, Compaq’s sole liability hereunder shall be for the payment to Smart Modular of any balance due and owing for Product previously delivered by Smart Modular and accepted by Compaq. In the event the parties do not terminate this Agreement and/or Order due to a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.
17. PRODUCT NOTICES
17.1. Any notice given under this Agreement shall be in writing and will be effective (i) when delivered, if delivered in person, (ii) during the business hour of receipt (or the next business hour if not received during a normal business hour), if by telecopy or (iii) 3 business days after depositing same in the U.S. mail, postage prepaid and addressed to Smart Modular at the address set forth below or to such other address as Smart Modular may specify to Compaq in accordance with this Section 17.1 or to Compaq at the address set forth below or at such other address as Compaq may specify to Smart Modular in accordance with this Section 17.1:

If to Compaq:	If to Smart Modular:

COMPAQ COMPUTER CORPORATION	SMART MODULAR TECHNOLOGIES, INC.
P.O. BOX 692000	4305 CUSHING PARKWAY
20555 S.H. 249	FREMONT, CA 94538
HOUSTON, TEXAS 77269-2000	ATTN: President
ATTN.: Director, Corporate Memory Procurement

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with a copy to:	with a copy to:

COMPAQ COMPUTER CORPORATION	SMART MODULAR TECHNOLOGIES, INC.
P.O. BOX 692000	4305 CUSHING PARKWAY
20555 S.H. 249	FREMONT, CA 94538
HOUSTON, TX 77269-2000	ATTN: Ann T. Nguyen
ATTN.: Division Counsel — Operations	Associate General Counsel
17.2. For the purpose of this Agreement Table 5: Contacts shall be used for determining point of contact.
Table 5: Contacts

Compaq Corporate Memory Procurement	Compaq Operations
Memory component pricing	Order Processing / Verification
Supplier allocation / weighted average price	Product pricing
Product qualification	Approval for partial shipments
Approved Vendor List	Adjust Product Schedule
Approval for spot market purchases	Product Transportation
Supplier commitments	Customs
Waiver for non-AVL product usage	Invoice Reconciliation
New Product Information (Spec, BOM, artwork, etc.)	Smart Program Reviews
DRAM Program Reviews
18. COMPLIANCE WITH LAWS
18.1. All Product supplied and work performed under this Agreement shall comply with all applicable laws and regulations including, without limitation, all laws governing Smart Modular’s relationship with its employees, agents or subcontractors. Upon request, Smart Modular shall certify compliance with such applicable laws and regulations, and provide such evidence of compliance as Compaq may reasonably request.
19. INDEMNIFICATION; REMEDIES
19.1. Except as otherwise provided herein, Smart Modular shall indemnify, defend and hold harmless Compaq and its Affiliates and their respective directors, officers, shareholders, employees and agents (collectively, the “Compaq Indemnified Parties”) from and against any and all claims, demands, suits, actions, judgments, costs and liabilities (including reasonable attorneys’ fees) (each, an “Indemnified Loss”) relating to or arising out of any allegation that Products furnished under this Agreement infringe or violate any third party’s patent, copyright, trade secret, trade name, trade dress, mask work, mask rights, trademark or any other proprietary right (each, an “IP Claim”) and shall pay all coats and damages awarded; provided, Smart Modular shall have no obligation whatsoever pursuant to this Agreement or otherwise (i) for or with respect to any IP Claim relating to or arising out of designs, instructions specifications or intellectual property furnished by Compaq, (ii) for or with respect to any IP Claim relating to or arising out of the combination of the Products with any hardware, products, equipment, materials, text, graphics, software or the like supplied by a party other than Smart Modular where such combination is beyond the Products intended use, or (iii) for any settlement entered into without Smart Modular’s prior written consent. Compaq shall notify Smart Modular of such claim, cooperate and assist Smart Modular with the defense of such claim, and permit Smart Modular to defend and compromise such claim; provided, Compaq’s failure to so notify Smart Modular shall not diminish Smart Modular’s indemnity obligations hereunder except to the extent any Compaq delay in notifying Smart Modular materially prejudices Smart Modular’s defense of such matter.

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19.2. If during the course of any IP Claim covered under Section 19.1 herein the use of the allegedly infringing Product is finally enjoined, Smart Modular shall, at Smart Modular’s option and expense, use commercially reasonable efforts to do one of the following (in addition to its obligations under Section 19.1 herein): (i) procure for Compaq the right to use or sell, as applicable, the allegedly infringing Product, (ii) replace the allegedly infringing Product or the affected part thereof with equivalent non-infringing technology, (iii) modify the allegedly infringing Product or the affected part thereof to make it non-infringing Product, (iv) refund to Compaq an amount equal to the price paid by Compaq for said allegedly infringing Product less any discounts or credits granted to Compaq. Compaq agrees to return allegedly infringing product to Smart Modular in the event of refund under (iv).
19.3. Smart Modular shall indemnify, defend and hold harmless the Compaq Indemnified Parties from and against any Indemnified Loss relating to or arising out of any personal injury or death resulting from (i) the use of any Product or (ii) Smart Modular’s acts or omissions; provided, the foregoing indemnity shall not apply to the extent any such claim is attributable solely to design specifications furnished by Compaq to Smart Modular.
19.4. Except as otherwise provided herein, COMPAQ shall indemnify, defend and hold harmless SMART and its subsidiaries from and against (i) any and all IP Claims arising out of or related to designs, instructions, specifications or intellectual property developed by COMPAQ or furnished by COMPAQ, (ii) any and all IP Claims arising out of or related to any components of the Products, including without limitation memory semiconductors, consigned or sold to SMART by COMPAQ or specified by COMPAQ, (iii) any and all IP Claims arising out of or related to the combination of the Products with any hardware, products, equipment, materials, text, graphics, software or the like supplied by a party other than SMART, (iv) any and all IP Claims arising out of or related to the modification of the Products by a party other than SMART, and (v) any and all liens, liabilities, awards, judgments, costs and expenses (including reasonable attorney’s fees) arising out of or related to any IP Claim covered under this Section 19.4; provided, however, that the foregoing indemnity and defense obligation is conditioned on each of the following: (i) prompt written notice by SMART to COMPAQ of any IP Claim for which indemnity is claimed hereunder, (ii) complete control of the defense and settlement thereof by COMPAQ, and (iii) complete cooperation by SMART in such defense. COMPAQ shall have no obligation whatsoever pursuant to this Section 19.4 for any settlement entered into without the prior written consent of an authorized representative of COMPAQ. Notwithstanding the foregoing, SMART may defend and/or settle any IP Claim for which COMPAQ materially fails to perform its indemnity obligation under this Section 19.4 without adversely affecting SMART’S indemnity rights under this Section 19.4.
19.5 THIS SECTION 19 SHALL BE ENFORCEABLE TO THE EXTENT SET FORTH ABOVE NOTWITHSTANDING THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF ANY OF THE COMPAQ INDEMNIFIED PARTIES.
19.6 Subject to Section 19.7, upon the occurrence of a Default by a party hereto the other party shall be entitled to exercise such rights and remedies as are available at law or in equity including the right to seek specific performance upon Smart Modular’s failure to deliver on a timely basis unique products in conformity with the Specifications.
19.7 NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND UNLIQUIDATED INVENTORY), INDIRECT, SPECIAL OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT (I) IN CONNECTION WITH A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS AGREEMENT AND (II) TO THE EXTENT ANY SUCH DAMAGES OF A THIRD PARTY ARE A PART OF AN INDEMNIFIED LOSS AGAINST WHICH. COMPAQ IS ENTITLED TO BE INDEMNIFIED PURSUANT TO THE OTHER PROVISIONS OF THIS SECTION 19.

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20. TRADEMARKS; LOGOS
20.1. Smart Modular is authorized to use the Compaq logo and trademark only to the extent necessary to meet the required specification for the Product. Smart Modular is authorized to use Compaq labels only as necessary to identify Product for sale hereunder. No other rights with respect to Compaq’s logos, labels, trademarks, trade names or brand names are conferred, either expressly or by implication, upon Smart Modular.
20.2. Smart Modular shall maintain strict accountability for Compaq’s security labels. Compaq security labels identified in the kit bills of materials must be maintained as a secure stock room item, kitted and issued for each module assembly build, and managed under Smart Modular’s daily cycle count process for A-Item materials. Smart Modular will provide Compaq with a monthly reconciliation of module shipments and security label consumption in addition security labels held in stock, work-in-process, and finished goods.
21. CAPACITY PLANNING
21.1. Smart Modular agrees to review weekly forecasts of at least 6 months duration, as provided by Compaq, and to advise Compaq if Smart Modular anticipates that it will be unable to achieve the requested volumes. Smart Modular may from time to time request Compaq to review Compaq’s forecast and advise of any changes.
22. GRATUITIES
22.1. Each party represents that it has not offered nor given and will not (i) offer nor give any employee, agent, or representative of the other party any gratuity, or (ii) influence such person’s normal job responsibilities in any way with a view toward securing any business from the other party or influencing such person with respect to the business between the parties.
23. INSURANCE.
23.1. Smart Modular shall maintain such minimum insurance coverage as is described in Exhibit H. All insurance policies maintained by Smart Modular in accordance with this Section 23 shall name Compaq as an additional insured and loss payee.
24. CONFIDENTIAL INFORMATION
24.1. Each party recognizes that it may have previously entered or will in the future enter into various agreements with the other party which obligates it to maintain as confidential certain information disclosed to it by the other party. To the extent that such information or any further confidential information, which might include but is not limited to business plans, forecasts, capacity, pricing, inventory levels, etc., (collectively referred to hereinafter as “Information”) is disclosed in furtherance of this Agreement or any Order issued hereunder, such Information shall be so disclosed pursuant to the minimum terms and conditions listed below; provided, however, the minimum terms and conditions listed below shall in no way relieve the parties from any obligation or modify such obligations previously agreed to in other agreements. Both parties agree that this Agreement and any other agreements regarding confidential information shall hereafter be considered as coterminous, and shall expire no earlier than the date of expiration or termination of this Agreement.
24.2. Both parties agree that the party receiving Information will maintain such Information in confidence for a period of three years from the date of disclosure of such Information and will not use such information except for the purposes contemplated hereby or in any other applicable agreements regarding said information.

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24.3. Each party shall protect the other party’s Information to the same extent that it protects its own confidential and proprietary information and shall take all reasonable precautions to prevent unauthorized disclosure to third parties.
24.4. The parties acknowledge that the unauthorized disclosure of such Information will cause irreparable harm. Accordingly, the parties agree that the injured party shall have the right to seek immediate injunctive relief enjoining such unauthorized disclosure.
24.5. The provisions of this Section 24 shall not apply to information (i) known to the receiving party at the time of receipt from the other party, (ii) generally known or available to the public through no act or failure to act by the receiving party, (iii) furnished to third parties by the disclosing party without restriction on disclosure, (iv) furnished to the receiving party by a third party as a matter of right and without restriction on disclosure or (v) furnished as required by court order or similar governmental authority or by the imminent likelihood thereof or by applicable law.
24.6. Immediately upon termination of this Agreement or at the request of the other party, each of the parties shall promptly return all materials in its possession containing Information of the other party.
25. COUNTRY OF ORIGIN
25.1. For each Product purchased under this Agreement, Smart Modular shall furnish Compaq with the manufacturer and date code, by quantity and part number (Compaq’s and Smart Modular’s). Product shall be marked with the country of origin as required by applicable law.
25.2. Smart Modular agrees to provide necessary documents to facilitate the import and export of Product. Smart Modular further agrees to assist Compaq’s import and export of Product as reasonably requested by Compaq.
26. MATERIAL FURNISHED BY COMPAQ
26.1. The parties anticipate that, from time to time, Compaq shall sell or consign to Smart Modular certain material to be used in manufacturing Product (the “Compaq Furnished Material”). Smart Modular agrees that each item of Compaq Furnished Material shall be used solely for the purpose of manufacturing Product ordered by Compaq under this Agreement.
26.2. Each item of material furnished by Compaq to Smart Modular on a consignment basis shall be identified on the books and records of Smart Modular by the letter “CQ” following such item’s part number or by such other distinguishing mark as Compaq and Smart Modular may agree upon. Title to consigned material shall remain with Compaq at all times.
26.3. Compaq shall issue an invoice and a debit memo with respect to the purchase price of Compaq Furnished Material sold by Compaq to Smart Modular, and Compaq immediately may apply such debit memo against any amounts then owing by Compaq to Smart Modular. In the event any amount reflected in an invoice has not been satisfied in full by means of applying the corresponding debit memo against amounts owed by Compaq to Smart Modular within 30 days following the invoice date, Smart Modular shall pay Compaq in US dollars (or such other currency as Compaq and Smart Modular may agree upon) the remaining balance of such invoice on or before such 30 day period. To secure Smart Modular’s payment obligations hereunder, Smart Modular hereby grants to Compaq a security interest and purchase money security interest in all Compaq Furnished Material and all accounts receivable and other proceeds thereof. Compaq may take any action (without notice, presently, demand, protest, notice of protest or dishonor, notice of acceleration or notice of intent to accelerate, all of which Smart Modular hereby waives) afforded a secured party under the Uniform Commercial Code upon the occurrence of a Default by Smart Modular, and upon such occurrence, all payment obligations of Smart Modular to Compaq shall, upon notice by Compaq, become immediately due and payable; provided, if the Default giving rise to the

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foregoing remedies is attributable to Smart Modular’s insolvency or any bankruptcy related proceeding affecting Smart Modular, all obligations of Smart Modular to Compaq shall automatically become due and payable.
26.4. Smart Modular shall not allow or permit to exist any lien, security interest or other encumbrance to be placed on or otherwise affect the Compaq Furnished Material other than security interests and other encumbrances granted to Compaq.
26.5. Smart Modular agrees to sign financing statements, continuation statements, notices to other creditors and such other instruments as Compaq may reasonably request to maintain a first priority, perfected security interest in the Compaq Furnished Material that Compaq sells to Smart Modular from time to time. Smart Modular agrees that a copy of this Agreement shall be sufficient to serve as a financing statement and may be filed or recorded by Compaq in any public records or offices reasonably required by Compaq. In addition, with respect to consigned materials, Smart Modular agrees to make such filings and given notice to its creditors to ensure that such consigned materials remain free from claims of Smart Modular’s creditors.
26.6. Smart Modular shall receive Compaq’s consigned material per the Sub-Contract Physical Inventory Process.
26.7. Compaq shall carry the insurance for all the Compaq’s consigned inventory and equipment while at Smart Modular’s facility, with the exception of the first $1,000,000 of any loss (per occurrence). Smart Modular shall reimburse Compaq for any loss up to and including $1,000,000. Compaq will insure the losses above that point.
26.8. Compaq understands that a certain amount of material furnished to Smart Modular to assemble under consigned Orders will be subject to scrap. Component material and finished assemblies will be considered in total scrap count. Over a period of three (3) months the ratio of scrap dollars to delivered Product dollars for which Compaq will accept liability up to twenty five hundredths of one percent (0.25%) for SOJ packaged devices and up to forty five hundredths of one percent (0.45) for TSOP packaged devices. Smart Modular accepts liability for scrap Product over and above these limits. At the end of three (3) month time frame, Smart Modular will provide Compaq an accounting of scrap versus delivered Product and, if due, a credit memo will be issued to Compaq. Reporting period will commence within one month of execution of this Agreement.
26.9. Smart Modular shall report and dispose of all the Compaq’s consigned material to either Compaq’s facility or other site as requested by Compaq per the material transfer process.
26.10 All Compaq consigned material shall be acceptable and supplied to Smart Modular’s dock (i) if said material is to be used in desktop product, forty-eight (48) hours prior to start of production for mutually agreed production start schedule, and (ii) if said material is to be used in server or portable products, seventy-two (72) hours prior to start of production for a mutually agreed production start schedule. Each shipment of Compaq consigned material shall contain a packing list itemizing material contained within each container. Smart Modular shall have a reasonable amount of time not less than one (1) Business Day to verify any discrepancies between said packing lists and the Compaq consigned material actually delivered.
26.10. Any tools, drawings, specifications, or other materials furnished by Compaq for use by Smart Modular in its performance under this Agreement or any Order issued hereunder shall be identified and shall remain the property of Compaq and shall be used by Smart Modular only in its performance hereunder, Such property shall be delivered, upon request, to a destination specified by Compaq in good condition, except for normal wear and tear.

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27. GENERAL
27.1. Any obligations and duties which by their nature extend beyond the expiration or earlier termination of this Agreement shall survive any such expiration or termination and remain in effect.
27.2. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
27.3. Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a party shall not impair any right, power or remedy which either party may have with respect to a future breach or default.
27.4. Smart Modular shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Compaq or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States. Similarly, Compaq shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Smart Modular or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States.
27.5. With respect to any payment, reimbursement or other amount owed by one party (the “First Party”) to the other (the “Second Party”) under this Agreement, the First Party may offset, with notice, any such amount owed against any amount then owing (including amounts to be owed under future invoices) by the Second Party to the First Party under this Agreement or any other agreement.
27.6. This Agreement is hereby identified as “Compaq and Smart Modular Confidential,” and any additional confidentiality requirements between the parties (now or in the future) applicable to material identified as such shall apply to this Agreement.
27.7. Except to the extent the confidentiality provisions set forth in Section 24 conflict with confidentiality provisions set forth in any other confidentiality or non-disclosure agreement between the parties hereto, this Agreement represents the entire agreement with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties relating to the subject matter hereof. Including without limitation that certain Corporate Purchase Agreement dated March 1st 1997 between Compaq and Smart Modular. This Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of both parties, and shall not be supplemented or modified by any course of dealing or trade usage. Variance from or addition to the terms and conditions of this Agreement in any Order, or other written notification from either party will be of no effect.
27.8. THE CONSTRUCTION, VALIDITY, AND PERFORMANCE OF THIS AGREEMENT AND ANY ORDER ISSUED UNDER IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, U.S.A. THE PARTIES HEREBY WAIVE APPLICATION OF THE U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

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27.9. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT WARRANTIES (EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE) OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED IN THEIR ENTIRETY.
IN WITNESS, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

For Compaq		For Smart Modular

/s/ Jackie Gross	10/11/01	/s/ Ajay Shah	10/11/01

Signature	Date	Signature	Date
Jackie Gross		Ajay Shah
Director, Memory Procurement		President & CEO

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